Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of GT Biopharma, Inc. of our report dated March 2, 2026, relating to the financial statements as of December 31, 2025 and 2024 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about GT Biopharma, Inc.’s ability to continue as a going concern) included in GT Biopharma, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and the related Prospectus.

/s/ Weinberg & Company, P.A.

October 9, 2026

Los Angeles, California